Exhibit 2.1

EXECUTION VERSION

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

This Amendment No. 1 to the Agreement and Plan of Merger (this “Amendment”), dated as of April 28, 2015, is made by and among Uphill Investment Co., a PRC limited liability company (“Parent”), Indigo Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Acquisition Sub”), and Integrated Silicon Solution, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, Parent and the Company have entered into, and Acquisition Sub has signed a Joinder Agreement joining itself to, that certain Agreement and Plan of Merger, dated as of March 12, 2015 (the “Merger Agreement”);

WHEREAS, the Company, Acquisition Sub and Parent desire to amend the Agreement to address certain matters that have arisen since the date of execution of the Agreement and to make the other changes set forth herein, all as more fully set forth herein; and

WHEREAS, Section 9.13 of the Agreement authorizes the amendment of the Agreement by a written instrument signed by or on behalf of each of Parent, Acquisition Sub and the Company;

NOW, THEREFORE, in consideration of and premised upon the representations, warranties, covenants and other agreements of the parties contained in this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Defined Terms. Except to the extent it is specifically indicated to the contrary in this Amendment, all capitalized terms used herein which are defined in the Agreement and not otherwise defined herein shall have the meanings assigned to them in the Agreement.

2. Amendment to Article 1 of the Agreement. Article 1 of the Agreement shall be amended as follows:

(a) A new defined term, “Reimbursable Expenses,” is hereby inserted following the definition of “Registered Intellectual Property Rights” as follows:

“‘Reimbursable Expenses’ shall mean any and all reasonable costs and expenses, including any and all Taxes (including any withholding Taxes) imposed on or with respect to the Company or its Affiliates and any costs and expenses relating to such Taxes (including third-party advisors’ fees) and any losses, liabilities or damages relating or attributable to the utilization, limitation or loss of any Tax asset or attribute of the Company or its Affiliates, incurred by the Company or its Subsidiaries prior to any termination of this Agreement or that will be incurred by the Company or its Subsidiaries after any termination of this Agreement as a result of actions taken prior to any termination of this Agreement and that cannot reasonably be mitigated or avoided, in connection with, arising from, related to or as a result of, (i) the implementation or effectuation of the Taiwan Plan as contemplated by this Agreement or (ii) the receipt by the Company of such Reimbursable Expenses pursuant to Section 6.2(h)(vi).”

3. Amendments to Article 6 of the Agreement.

(a) Section 6.2(h)(i) of the Merger Agreement is hereby amended by deleting such section in its entirely and replacing it with the following:

“Parent and the Company agree that, following the date hereof, they will cooperate in good faith to formulate a detailed plan providing for the restructuring of certain aspects of the Company and its Subsidiaries’ business in accordance with Schedule 6.2(h) (as it may be agreed by the parties hereto and attached to this Agreement after the date hereof) pursuant to which the Merger would be permitted to be consummated under the Laws of the Republic of China (the “Taiwan Plan”). The Taiwan Plan may, to the extent required, provide for, without limitation, (i) the divestiture or disposition of certain assets (including Subsidiaries) of the Company, (ii) the negotiation, execution and performance of acquisition agreements with third parties to acquire such assets (including pursuant to the Taiwan Divestiture, as described below), (iii) the transfer or reassignment of certain employees and/or independent contractors of the Company and its Subsidiaries, and (iv) the reclassification of certain industry codes of the Company or its Subsidiaries pursuant to the Laws of the Republic of China as described on Schedule 6.2(h); provided that any such actions shall become binding on the Company no earlier than, and contingent upon, the consummation of the Merger, other than those particular portions of the Taiwan Plan as described on Schedule 6.2(h) (the “Pre-Closing Taiwan Restructuring”), the effectuation of which shall not be contingent upon the consummation of the Merger, but rather shall be effectuated prior to the Closing in accordance with and subject to the terms and conditions of this Agreement (as amended from time to time), including the following paragraphs, and such schedule.

Once the Pre-Closing Taiwan Restructuring is agreed to by Parent and the Company, Parent shall use its reasonable best efforts to implement the steps contemplated by the Pre-Closing Taiwan Restructuring over which Parent exercises control and the Company shall use its reasonable best efforts to cooperate with Parent and to implement the steps contemplated by the Pre-Closing Taiwan Restructuring, in the case of each material step to the extent approved by Parent, in order to ensure that the Taiwan Plan can be fully effectuated as soon as practicable. The Company shall (i) keep Parent reasonably informed on a current basis of the Company’s efforts in connection with the Taiwan Plan and the Pre-Closing Taiwan Restructuring, (ii) consult with Parent regularly regarding and in any event prior to implementing any material step of, or taking any material action in connection with, the Taiwan Plan and the Pre-Closing Taiwan Restructuring (including providing Parent with an opportunity to review any definitive agreement implementing any material step of, or material action in connection with, the Taiwan Plan and the Pre-Closing Taiwan Restructuring reasonably in advance of its execution), (iii) respond promptly to Parent’s questions in regard thereto, and (iv) give Parent reasonable notice of all material actions in connection therewith. Except as provided in this Agreement, neither Parent nor its Representatives shall be deemed to or permitted to exercise control over the Taiwan Plan as proposed to be implemented pursuant to this Amendment. Neither the Company nor Parent shall be permitted, without the prior consent of the other party, to make any material changes to the Taiwan Plan (including the Pre-Closing Taiwan Restructuring) as proposed to be implemented pursuant to this Agreement.

EXECUTION VERSION

Notwithstanding anything herein to the contrary, or any other agreement with respect to the Pre-Closing Taiwan Restructuring, neither the Company nor any of its Affiliates shall, without first obtaining Parent’s prior written approval (which shall not be unreasonably withheld, conditioned or delayed), directly or indirectly, enter into any definitive agreement for, or otherwise resolve to do, or effect, with any third party, any sale, license, termination, assignment, contribution, transfer, subcontract, or other divestiture or disposition of, or any purchase or other acquisition of, any assets, liabilities or businesses or any employees or consultants of, or any merger, business combination or other extraordinary corporate transaction involving, the Company or any of its Affiliates.”

(b) Section 6.2(h) of the Merger Agreement is hereby amended by adding the following Section 6.2(h)(vi) immediately following Section 6.2(h)(v) therein:

“(vi) Each of Parent and Acquisition Sub acknowledges and agrees that, in the event this Agreement is terminated pursuant to (A) Article VIII (except for terminations pursuant to Section 8.1(b)(iii), Section 8.1(d), Section 8.1(e) or Section 8.1(f)), Parent and Acquisition Sub shall, on a joint and several basis, reimburse the Company for and hold the Company harmless against any Reimbursable Expenses incurred or that will be incurred in accordance with and subject to the terms of this Agreement, to a maximum aggregate amount of $4,000,000 and (B) Section 8.1(b)(iii), Parent and Acquisition Sub shall, on a joint and several basis, reimburse the Company for and hold the Company harmless against 50% of any Reimbursable Expenses incurred or that will be incurred in accordance with and subject to the terms of this Agreement, to a maximum aggregate amount of $100,000 of reimbursement. The Company acknowledges and agrees that the Company and its Affiliates shall not incur or take steps reasonably likely to result in Reimbursable Expenses in excess of, in the aggregate with all other Reimbursable Expenses, $4,000,000 without the prior consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed).”

(c) Section 6.17(a)(i) of the Merger Agreement is hereby amended by deleting such section in its entirely and replacing it with the following:

“Promptly after the date hereof, and in any case within twenty (20) Business Days after the date hereof, the Company shall cause an amount in cash equal to the Termination Fee (such deposited amount plus any Additional Termination Fee deposited pursuant to this Section 6.17(a), the “Company Escrow Amount”) to be deposited in the Company Escrow Account in the United States with Wells Fargo Bank, National Association, as escrow agent (the “Company Escrow Agent”), which amount shall be held and released by the Company Escrow Agent, subject to the terms of an escrow agreement, which shall be in the form attached hereto as Annex B (the “Company Escrow Agreement”), as collateral and security for the payment of the Termination Fee pursuant to Section 8.3(b). Within five (5) Business Days following the Company’s receipt of the Requisite Stockholder Approval, the Company Escrow Amount shall be released in full by the Company Escrow Agent to the Company, and the Company and Parent shall take all reasonable and necessary actions to effect such release.”

4. Amendments to Article 8 of the Agreement.

(a) Section 8.2 of the Merger Agreement is hereby amended by deleting subclause (a) of the second sentence thereof in its entirety and replacing it with the following:

“(a) for (i) the terms of Section 6.6 and (ii) any reimbursement obligations of Parent contained in Section 6.2(h)(vi), and any indemnification or reimbursement obligations of Parent contained in Section 6.15(a) and the last sentence of Section 6.16(a) (solely with respect to Parent’s expense reimbursement obligations contained in the last sentence of Section 6.16(a)), this Section 8.2, Section 8.3 and Article IX, in the case of the foregoing clauses (i) and (ii), each of which shall survive the termination of this Agreement”

(b) Section 8.3(c)(iv) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“(iv) In the event that this Agreement is terminated by Parent or the Company pursuant to Section 8.1(h), Parent shall pay to the Company the Reverse Termination Fee within two (2) Business Days after demand by the Company.”

(c) Section 8.3(c)(v) of the Merger Agreement is hereby amended by deleting subclause (y) thereof in its entirety and replacing it with the following:

“(y) Parent shall also be obligated with respect to Section 8.3(e) and any indemnification or reimbursement obligations contained in Section 6.2(h)(vi), Section 6.15(a) and in the last sentence of Section 6.16(a)”

5. Taiwan Reverse Termination Fee. The entire Merger Agreement is hereby amended such that all references to the Taiwan Reverse Termination Fee are deemed null and void, and such that any provision or section of the Merger Agreement which makes reference to, or otherwise distinguishes between, the Reverse Termination Fee and the Taiwan Reverse Termination Fee, shall be deemed to be making reference solely to the Reverse Termination Fee.

6. Acknowledgment of Pre-Closing Taiwan Restructuring. Parent and the Company each hereby acknowledges and agrees that Schedule 6.2(h) attached to this Amendment shall be attached to the Merger Agreement as Schedule 6.2(h) thereto and thereby (except as specified therein) constitute the Pre-Closing Taiwan Restructuring. Parent acknowledges that the Company may undertake all reasonable actions necessary to consummate the Pre-Closing Taiwan Restructuring, pursuant to and, in each case, solely to the extent in accordance with and subject to, the terms of this Amendment and the Merger Agreement (including the consultation, notice, approval and other requirements and terms of Section 6.2(h)(i) of the Merger Agreement, as amended hereby), and that such undertaking, to the extent so effected, shall not constitute a breach of Section 5.1 of the Merger Agreement.

7. No Other Amendments. Except to the extent expressly amended by this Amendment, all terms of the Agreement shall remain in full force and effect without amendment, change or modification.

8. Governing Law. This Amendment shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of law thereof.

9. Dispute Resolution.

(a) Any dispute, controversy or claim arising out of or relating to this Amendment or its subject matter (including a dispute regarding the existence, validity, formation, effect, interpretation, performance or termination of this Amendment) (each, a “Dispute”) shall be finally settled by arbitration. The place of arbitration shall be Hong Kong, and the arbitration shall be administered by the Hong Kong International Arbitration Centre (the “Centre”) in accordance with the Centre’s Administered Arbitration Rules in force when the notice of arbitration is submitted (the “Arbitration Rules”). The arbitration shall be decided by a tribunal of three (3) arbitrators. Each of Parent and the Company shall be entitled to nominate one (1) arbitrator. The third arbitrator, who shall act as the chairman of the tribunal, shall be chosen by the two arbitrators nominated by the parties, respectively. Arbitration proceedings (including but not limited to any arbitral award rendered) shall be in English.

(b) Subject to the agreement of the tribunal, any Dispute(s) which arise subsequent to the commencement of arbitration of any existing Dispute(s) shall be resolved by the tribunal already appointed to hear the existing Dispute(s). The award of the arbitration tribunal shall be final and conclusive and binding upon the parties as from the date rendered. Judgment upon any award may be entered and enforced in any court having jurisdiction over a party or any of its assets. For the purpose of enforcing this agreement to arbitrate, the parties irrevocably and unconditionally submit to the jurisdiction of the courts of Hong Kong and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum. For the purpose of enforcement of an award, the parties hereto irrevocably and unconditionally waive any defense of inconvenient forum in any court of competent jurisdiction. For the avoidance of doubt, the arbitration tribunal shall be entitled to impose any remedy available under this Amendment at law or equity, including without limitation those remedies contemplated by Section 9.8 of the Merger Agreement.

10. Assignment. No party may assign either this Amendment or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties, except that each of Parent and Acquisition Sub may assign, in Parent’s sole discretion, any of or all Parent’s and/or Acquisition Sub’s rights, interests and obligations under this Amendment to any wholly owned Subsidiary of Parent or Acquisition Sub, provided that no such assignment shall relieve Parent or Acquisition Sub of any of their obligations hereunder. Subject to the preceding sentence, this Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

11. Amendment. Subject to applicable Law and subject to the other provisions of this Amendment, this Amendment may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent, Acquisition Sub and the Company; provided, however, that in the event that the Merger Agreement has been adopted by the Company Stockholders in accordance with Delaware Law, no amendment shall be made to this Amendment that requires the approval of such Company Stockholders under Delaware Law without such approval.

12. Extension; Waiver

13. . At any time and from time to time prior to the Effective Time, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable and (b) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Amendment shall not constitute a waiver of such right.

14. Severability. In the event that any provision of this Amendment, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Amendment will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Amendment with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

15. Counterparts. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

16. Waiver of Jury Trial. EACH OF PARENT, ACQUISITION SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AMENDMENT OR THE ACTIONS OF PARENT, ACQUISITION SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF.

[Signature page follows.]

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the parties as of the date first above written.

THE COMPANY:

INTEGRATED SILICON SOLUTION, INC.

By:	/s/ Jimmy Lee
Name:	Jimmy Lee
Title:	Executive Chairman

PARENT:

UPHILL INVESTMENT CO.

By:	/s/ Xu Wei
Name:	Xu Wei
Title:	Executive Director

ACQUISITION SUB:

INDIGO ACQUISITION SUB

By:	/s/ Xu Wei
Name:	Xu Wei
Title:	President